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                                                                    Exhibit 23.1


                                September 1, 1999

                     CONSENT & CERTIFICATION BY UNDERWRITER

         The undersigned hereby consents to being named as underwriter in an offering statement filed with the Securities and Exchange Commission by
e-SCRUB, Inc. pursuant to Regulation SB-2 in connection with a proposed offering of Common Stock to the public.

         The undersigned hereby certifies that it furnished the statements and information set forth in the offering statement with respect to the undersigned, its directors and officers or partners, that such statements and information are accurate, complete and fully responsive to the requirements of Parts I, II and III of the Offering Statement thereto, and do not omit any information required to be stated therein with respect of any such persons, or necessary to make the statements and information therein with respect to any of them not misleading.

         If Preliminary Offering Circulars are distributed, the undersigned hereby undertakes to keep an accurate and complete record of the name and address of each person furnished a Preliminary Offering Circular and, if such Preliminary Offering Circular is inaccurate or inadequate in any material respect, to furnish a revised Preliminary Offering Circular or a Final Offering Circular to all persons to whom the securities are to be sold at least 48 hours prior to the mailing of any confirmation of sale to such persons, or to send such a circular to such persons under circumstances that it would normally be received by them 48 hours prior to their receipt of confirmation of the sale.

                                            THREE ARROWS CAPITAL CORP.
                                            Underwriter




                                            Ronald Peterson
                                            President